SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 14, 2013

Community Trust Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Kentucky	61-0979818
(State or other jurisdiction of	(IRS Employer Identification Number)
Incorporation or organization)
001-31220 (Commission file number)
346 North Mayo Trail
Pikeville, Kentucky	41501
(Address of principal executive offices)	(Zip code)

 (606) 432-1414
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

From time to time, Community Trust Bancorp, Inc. (“CTBI”) and/or its affiliates may be involved in information requests, reviews, investigations, and proceedings (both formal and informal) by various governmental agencies and law enforcement authorities regarding their respective businesses.  Any of these matters may result in material adverse consequences to CTBI and its affiliates, including adverse judgments, findings, limitations on merger, and acquisition activity, settlements, fines, penalties, orders, injunctions, and other actions.  Such adverse consequences may be material to the financial position of CTBI or its results of operations.

On November 14, 2013, the Federal Reserve Bank of Cleveland informed Community Trust Bank (“CTB”) that the Federal Reserve had completed its investigation of CTB’s process for assessing overdraft fees and determined that certain aspects of the process violate Section 5(a) of the Federal Trade Commission Act which prohibits unfair and deceptive practices. The Federal Reserve’s determination is expected to result in one or more of the above-described material consequences.  The Federal Reserve stated that CTB will be required to modify its process for assessing overdraft fees, revise its disclosures concerning overdraft practices and provide restitution to accountholders charged certain fees from June 28, 2010 to the date CTB’s methodology is revised.  CTBI expects to recognize an accrual against earnings with respect to this matter in the fourth quarter of 2013, but cannot reasonably estimate the amount of such accrual until relevant account data can be gathered and additional information is received from the Federal Reserve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY TRUST BANCORP, INC.

Date: November 15, 2013	By:	/s/ Jean R. Hale
Jean R. Hale
Chairman, President, and Chief Executive Officer